Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

BLUEPRINT MEDICINES CORPORATION

at

$129.00 PER SHARE IN CASH, PLUS ONE CONTINGENT

VALUE RIGHT PER SHARE REPRESENTING THE RIGHT TO

RECEIVE CONTINGENT PAYMENTS OF UP TO AN

AGGREGATE AMOUNT OF $6.00 PER SHARE IN CASH UPON

THE ACHIEVEMENT OF SPECIFIED MILESTONES ON OR

PRIOR TO THE EXPIRATION OF THE APPLICABLE

MILESTONE PERIOD

Pursuant to the Offer to Purchase dated June 17, 2025

by

ROTHKO MERGER SUB, INC.

an indirect wholly owned subsidiary

of

SANOFI

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON JULY 16, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

June 17, 2025

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 17, 2025 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”), in connection with the offer by Rothko Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of SANOFI, a French société anonyme (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (each, a “Share” and, collectively, the “Shares”) of Blueprint Medicines Corporation, a Delaware corporation (the “Company”), at a purchase price of $129.00 per Share in cash, without interest (the “Cash Offer Price”) and subject to any withholding of taxes required by applicable legal requirements, plus one (1) non-transferable contractual contingent value right (each a “CVR”) per Share, representing the right to receive contingent payments of up to an aggregate amount of $6.00 per Share in cash, without interest, upon the achievement of one or both of the milestones on or prior to the expiration of the applicable milestone period set forth in the Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into with a rights agent (the “Rights Agent”) mutually agreeable to Aventis Inc., a Pennsylvania corporation and wholly owned subsidiary of Parent (“Aventis”), and the Company (the CVR, together with the Cash Offer Price, or any other amount paid pursuant to the Offer to the extent permitted under the Agreement and Plan of Merger, dated as of June 2, 2025, by and among the Company, Parent, Aventis and Purchaser (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), the “Offer Consideration”), and upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $129.00 per Share in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, plus one (1) CVR per Share, representing the right to receive contingent payments of up to an aggregate amount of $6.00 per Share in cash, without interest, upon the achievement of one or both of the milestones on or prior to the expiration of the applicable milestone period set forth in the CVR Agreement.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 2, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent, Aventis and Purchaser. The Merger Agreement provides, among other things, that, unless otherwise agreed by Parent, Aventis and the Company, as soon as practicable following the consummation of the Offer, but in no event later than the first business day after the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of Aventis (the “Merger,” and together with the Offer and the other transactions contemplated by the Merger Agreement and the CVR Agreement, the “Transactions”). The Merger will be governed by Section 251(h) of the DCGL, and effected without a vote of the Company stockholders.

4. The Board of Directors of the Company has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (c) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

5. The Offer will expire at one minute following 11:59 P.M., Eastern Time, on July 16, 2025, unless the Offer is extended by the Purchaser or earlier terminated. Previously tendered Shares may be withdrawn at any time until the Offer has expired, and if not previously accepted for payment at any time, after August 16, 2025, pursuant to SEC (as defined in the Offer to Purchase) regulations or earlier terminated in accordance with its terms or the terms of the Merger Agreement.

6. The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (a) the Minimum Tender Condition (as defined in the Offer to Purchase); (b) the Regulatory Condition (as defined in the Offer to Purchase); (c) the HSR Condition (as defined in the Offer to Purchase); (d) the accuracy of the Company’s representations and warranties set forth in the Merger Agreement as of specified times, and the performance of the Company’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and (e) since the date of the Merger Agreement, there not having occurred a Material Adverse Effect (as defined in the Offer to Purchase) that is continuing.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase

All Outstanding Shares of Common Stock

of

BLUEPRINT MEDICINES CORPORATION

at

$129.00 PER SHARE IN CASH, PLUS ONE CONTINGENT VALUE RIGHT PER SHARE REPRESENTING THE RIGHT TO RECEIVE CONTINGENT PAYMENTS OF UP TO AN AGGREGATE AMOUNT OF $6.00 PER SHARE IN CASH UPON THE ACHIEVEMENT OF SPECIFIED MILESTONES ON OR PRIOR TO THE EXPIRATION OF THE APPLICABLE MILESTONE PERIOD

Pursuant to the Offer to Purchase dated June 17, 2025

by

ROTHKO MERGER SUB, INC.

an indirect wholly owned subsidiary

of

SANOFI

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 17, 2025, and the related letter of transmittal (the “Letter of Transmittal”) in connection with the offer by Rothko Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of SANOFI, a French société anonyme (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Blueprint Medicines Corporation, a Delaware corporation (the “Company”), at a purchase price of $129.00 per Share in cash, without interest (the “Cash Offer Price”) and subject to any withholding of taxes required by applicable legal requirements, plus one (1) non-transferable contractual contingent value right (each a “CVR”) per Share, representing the right to receive contingent payments of up to an aggregate amount of $6.00 per Share in cash, without interest, upon the achievement of one or both of the milestones on or prior to the expiration of the applicable milestone period set forth in the Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into with a rights agent (the “Rights Agent”) mutually agreeable to Aventis Inc., a Pennsylvania corporation and wholly owned subsidiary of Parent (“Aventis”) and the Company (the CVR, together with the Cash Offer Price, or any other amount paid pursuant to the Offer to the extent permitted under the Agreement and Plan of Merger, dated as of June 2, 2025, by and among the Company, Parent, Aventis and Purchaser (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), the “Offer Consideration”), and upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 17, 2025 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then using registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure delivery by the expiration of the Offer.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)
Account No. Dated , 20 Area Code and Phone Number
Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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